EXHIBIT 99.1

Zoetis Reports Fourth Quarter and Full Year 2015 Results

•	For Fourth Quarter 2015, Zoetis Delivers 6% Operational Growth in Revenue and 29% Operational Growth in Adjusted Net Income, Excluding Foreign Exchange

◦	Reported Fourth Quarter 2015 Revenue of $1.3 Billion and Reported Net Income of $22 Million, or $0.04 per Diluted Share

◦	Fourth Quarter 2015 Adjusted Net Income of $214 Million, or Adjusted Diluted EPS of $0.43

•	For Full Year 2015, Zoetis Delivers 8% Operational Growth in Revenue and 24% Operational Growth in Adjusted Net Income, Excluding Foreign Exchange

◦	Reported Full Year 2015 Revenue of $4.8 Billion and Reported Net Income of $339 Million, or $0.68 per Diluted Share

◦	Full Year 2015 Adjusted Net Income of $889 Million, or Adjusted Diluted EPS of $1.77

•	Updates Full Year 2016 Revenue Guidance to $4.650 - $4.775 Billion and Reaffirms Adjusted Diluted EPS of $1.71 - $1.81

•	Updates Full Year 2017 Revenue Guidance to $4.950 - $5.150 Billion and Reaffirms Adjusted Diluted EPS of $2.18 - $2.32

FLORHAM PARK, N.J. - Feb. 16, 2016 - Zoetis Inc. (NYSE: ZTS) today reported its financial results for the fourth quarter and full year 2015 and updated its guidance for full year 2016 and 2017.

The company reported revenue of $1.3 billion for the fourth quarter of 2015, a decrease of 3% from the fourth quarter of 2014. Revenue reflected an operational1 increase of 6%, excluding the impact of foreign currency.

Net income for the fourth quarter of 2015 was $22 million, or $0.04 per diluted share, a decrease of 83% and 84%, respectively, compared to the fourth quarter of 2014; the significant decrease was primarily driven by charges related to changes in the company’s accounting for operations in Venezuela. Adjusted net income2 for the fourth quarter of 2015 was $214 million,

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or $0.43 per diluted share, an increase of 5% and 8%, respectively. Adjusted net income for the fourth quarter of 2015 excludes the net impact of $192 million, or $0.39 per diluted share, for purchase accounting adjustments, acquisition-related costs and certain significant items. On an operational basis, adjusted net income for the fourth quarter of 2015 increased 29%, with foreign currency having a negative impact of 24 percentage points.

For the full year 2015, the company reported revenue of $4.8 billion, which is flat compared with the full year 2014. Revenue reflected an operational increase of 8%, with foreign currency having a negative impact of 8 percentage points.

Net income for the full year 2015 was $339 million, or $0.68 per diluted share, decreasing 42% and 41%, respectively, compared to the full year 2014. Adjusted net income for the full year 2015 was $889 million, or $1.77 per diluted share, an increase of 13% compared with full year 2014. Adjusted net income for the full year 2015 excludes the net impact of $550 million, or $1.09 per diluted share, for purchase accounting adjustments, acquisition-related costs and certain significant items. On an operational basis, adjusted net income for the full year 2015 increased 24%, with foreign currency having a negative impact of 11 percentage points.

EXECUTIVE COMMENTARY
“In 2015, Zoetis continued to affirm our reputation as the global leader in the animal health industry with a strong financial performance, ongoing investments in our future growth, and a commitment to creating value for our customers and our shareholders,” said Juan Ramón Alaix, Chief Executive Officer at Zoetis.  “In our three years as a public company, we have been delivering consistent operational revenue growth, and we expect our 2015 growth to show once again that we are growing faster than the industry.”

“We also grew our adjusted net income faster than sales as we focus on greater efficiency in our business,” continued Alaix. “We continue to have confidence in our end markets, business model, new product launches, improved product supply and progress toward our efficiency goals. Despite the negative impacts of foreign currency and Venezuela, we are pleased to reaffirm our 2016 and 2017 guidance for adjusted earnings per share, which was updated in January to reflect the European Commission tax decision.”

“We delivered 6% operational revenue growth in the fourth quarter, which is particularly notable as compared against a strong fourth quarter of 2014,” said Paul Herendeen, Chief Financial Officer at Zoetis.  “Our commitment to improving the efficiency of our operations - expenses

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were down 8% operationally in the quarter - enabled us to grow adjusted net income by 29% operationally.”

“Our industry and our company continue to grow despite turbulence in parts of the global economy. For 2015, we delivered operational revenue growth of 8%, extending our history of growing faster than the animal health market,” said Herendeen. “The same drivers that made 2015 a financial success for Zoetis -- a resilient and growing animal health industry, new products, lifecycle innovations, business development activities and fast-paced improvements to our cost structure -- give us great confidence in our future.”

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its business across two regional operating segments: the United States (U.S.) and International. Within these segments, the company delivers a diverse portfolio of products for livestock and companion animals tailored to local trends and customer needs. In the fourth quarter of 2015:

•
Revenue in the U.S. segment was $636 million, an increase of 8% compared with the fourth quarter of 2014. Sales of companion animal products grew 30%, due to the addition of products acquired from Abbott Animal Health and increased availability of APOQUEL®. Sales of livestock products declined 5%, primarily in swine and cattle products, due to the timing of seasonal buying patterns compared with the prior year.

•
Revenue in the International segment was $624 million, an increase of 3% operationally compared with the fourth quarter of 2014. Sales of companion animal products grew 6% operationally, led by increased availability of APOQUEL in the UK and other European markets, timing of buying patterns in Japan, and continued growth of vaccines in China. Sales of livestock products grew 2% operationally, led by growth in Brazil, Spain and Mexico. Growth in Brazil was due to strength in the cattle market and successful new product launches. Growth in Spain was driven by strong performance in swine, while growth in Mexico was due to performance of key brands in cattle and swine. Livestock growth in these markets was offset by business reductions in Venezuela and India, weakness in anti-infective sales in Western Europe, and unfavorable weather conditions in the UK.

Zoetis continues to drive demand and strengthen its diverse portfolio of products through lifecycle innovations, strong customer relationships and access to new markets and technologies. The company is focused on improving the performance and delivery of its current product lines; expanding product indications across species; pursuing approvals in new geographies; and developing innovative medicines, treatments and solutions for emerging diseases and unmet customer needs. Some recent highlights include:

•
Zoetis received approval in the European Union and New Zealand for SIMPARICA™ (sarolaner), a new oral parasiticide for dogs that will help the company compete in the approximately $3 billion global market of flea and tick products. Zoetis is also on track

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for approval in the U.S. in the first quarter of 2016 and expects to launch there and in the EU at that time, with other global markets to follow.

•	Zoetis continued to broaden its innovative vaccine offerings for both companion animal and livestock as it strengthens its portfolio and focus on disease prevention.

◦
In November, the company was granted a conditional license from the U.S. Department of Agriculture (USDA) to market Canine Influenza Vaccine, H3N2, Killed Virus, the first conditionally licensed vaccine to help control disease associated with canine influenza virus H3N2 (CIV H3N2).

◦
Zoetis also expanded its INNOVATOR® horse vaccine franchise in the U.S. in November with the launch of LEPTO EQ INNOVATOR®, the first and only vaccine licensed for use in horses, six months of age or older, to aid in the prevention of leptospirosis caused by L. Pomona.

◦
In December, the company received USDA licensure for VANGUARD®crLyme, a vaccine that aids in the prevention of clinical disease and subclinical arthritis associated with Borrelia burgdorferi, the causative agent of Lyme disease in dogs.

◦
Shortly after the company closed its deal in the fourth quarter to acquire PHARMAQ, the global leader in vaccines for aquaculture, one of their new vaccines for salmon received an emergency license in Chile, one of the world’s largest farmed fish markets.

•	As part of bringing lifecycle innovation to its existing portfolio, Zoetis received approvals for new indications and formulations of key products.

◦
In January, Zoetis received FDA approval for an update to the labeling for CERENIA® (maropitant citrate) Injectable, which allows for intravenous administration during surgical protocols, which use medication that induces vomiting. Previously approved only for subcutaneous injection, this CERENIA label update gives veterinarians the flexibility of an additional delivery option to help prevent vomiting in canine and feline patients.

◦
The company also launched a new formulation of LUTALYSE®, a reproductive product for use in dairy and beef cattle, in the U.S. LUTALYSE HighCon is the first and only prostaglandin on the market approved by the FDA for subcutaneous administration in addition to intramuscular administration. This approval provides producers and veterinarians with flexible administration options while allowing them to abide by strict dairy and beef quality assurance standards.

FINANCIAL GUIDANCE
Zoetis' guidance for the full year 2016 and the full year 2017 continues to reflect the company’s confidence in its diverse portfolio, the strength of its business model, and the stability and predictability of the animal health industry. The guidance includes the previously announced impact of the European Commission decision regarding Belgium tax rulings.
Zoetis has also updated elements of its guidance today to reflect foreign exchange rates as of late January, changes related to the company’s accounting for its operations in Venezuela, and

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other operational views. Considering these factors, the company’s guidance for the full year 2016 and the full year 2017 is the following:
Full Year 2016:

•	Revenue of between $4.650 billion to $4.775 billion

•	Reported diluted EPS for the full year of between $1.30 to $1.48 per share

•	Adjusted diluted EPS for the full year between $1.71 to $1.81 per share

Full Year 2017:

•	Revenue of between $4.950 billion to $5.150 billion

•	Reported diluted EPS for the full year of between $1.95 to $2.13 per share

•	Adjusted diluted EPS for the full year between $2.18 to $2.32 per share
“Despite the continued negative impact of foreign currency since we provided guidance in November, we have been able to offset that impact on our adjusted diluted EPS, based on the strong momentum in our business, advancement of our R&D pipeline and successful execution of our efficiency plans,” said Paul Herendeen, Chief Financial Officer at Zoetis.
Additional guidance on other items such as expenses and tax rate is included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (EST) today, during which company executives will review fourth quarter and full year 2015 results, discuss 2016 and 2017 financial guidance and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://www.zoetis.com/events-and-presentations. A replay of the webcast will be archived and made available on Feb. 16, 2016.

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2015, the company generated annual revenue of $4.8 billion with approximately 9,000 employees. For more information, visit www.zoetis.com.

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1 Operational revenue growth is defined as revenue growth excluding the impact of foreign exchange.

2 Adjusted net income and its components and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income attributable to Zoetis and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.

DISCLOSURE NOTICES

Forward-Looking Statements:  This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future guidance, future operating models, expectations regarding products, future use of cash and dividend payments, tax rate, and other future events. In particular, this press release contains forward looking statements that reflect the current views of Zoetis with respect to our tax rate and tax regimes, changes in the tax regimes in other jurisdictions and challenges to our efforts to mitigate the impact of tax decisions such as the recent one by the European Commission. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income and adjusted diluted earnings per share, to assess and analyze our operational results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter @zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

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Media Contacts:	Investor Contact:
Bill Price	John O'Connor
1-973-443-2742 (o)	1-973-822-7088 (o)
william.price@zoetis.com	john.oconnor@zoetis.com

Elinore White	Steve Frank
1-973-443-2835 (o)	1-973-822-7141 (o)
elinore.y.white@zoetis.com	steve.frank@zoetis.com

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ZOETIS INC.
CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	Fourth Quarter			Full Year
	2015	2014	% Change	2015	2014	% Change
Revenue	$1,274	$1,320	(3)	$4,765	$4,785	—
Costs and expenses:
Cost of sales(b)	496	491	1	1,738	1,717	1
Selling, general and administrative expenses(b)	425	497	(14)	1,532	1,643	(7)
Research and development expenses(b)	109	124	(12)	364	396	(8)
Amortization of intangible assets(c)	16	14	14	61	60	2
Restructuring charges and certain acquisition-related costs	40	15	*	320	25	*
Interest expense	38	30	27	124	117	6
Other (income)/deductions–net	81	(6)	*	81	7	*
Income before provision for taxes on income	69	155	(55)	545	820	(34)
Provision for taxes on income	49	29	69	206	233	(12)
Net income before allocation to noncontrolling interests	20	126	(84)	339	587	(42)
Less: Net income (loss) attributable to noncontrolling interests	(2)	—	*	—	4	*
Net income attributable to Zoetis	$22	$126	(83)	$339	$583	(42)

Earnings per share—basic	$0.04	$0.25	(84)	$0.68	$1.16	(41)

Earnings per share—diluted	$0.04	$0.25	(84)	$0.68	$1.16	(41)

Weighted-average shares used to calculate earnings per share (in thousands)
Basic	498,271	501,560		499,707	501,055
Diluted	500,639	503,269		502,019	502,025

* Calculation not meaningful.

(a)
The consolidated statements of income present the three and twelve months ended December 31, 2015 and 2014. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2015 and 2014.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter Ended December 31, 2015
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$1,274	$—	$—	$—	$1,274
Cost of sales(b)	496	(2)	—	(27)	467
Gross profit	778	2	—	27	807
Selling, general and administrative expenses(b)	425	—	—	(35)	390
Research and development expenses(b)	109	(1)	—	(2)	106
Amortization of intangible assets(c)	16	(13)	—	—	3
Restructuring charges and certain acquisition-related costs	40	—	(10)	(30)	—
Interest expense	38	—	—	—	38
Other (income)/deductions–net	81	—	—	(92)	(11)
Income before provision for taxes on income	69	16	10	186	281
Provision for taxes on income	49	4	1	15	69
Income from continuing operations	20	12	9	171	212
Net loss attributable to noncontrolling interests	(2)	—	—	—	(2)
Net income attributable to Zoetis	22	12	9	171	214
Earnings per common share attributable to Zoetis–diluted(d)	0.04	0.03	0.02	0.34	0.43

	Quarter Ended December 31, 2014
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$1,320	$—	$—	$—	$1,320
Cost of sales(b)	491	(1)	—	(19)	471
Gross profit	829	1	—	19	849
Selling, general and administrative expenses(b)	497	(1)	—	(46)	450
Research and development expenses(b)	124	(1)	—	(1)	122
Amortization of intangible assets(c)	14	(10)	—	—	4
Restructuring charges and certain acquisition-related costs	15	—	(3)	(12)	—
Interest expense	30	—	—	—	30
Other (income)/deductions–net	(6)	—	—	—	(6)
Income before provision for taxes on income	155	13	3	78	249
Provision for taxes on income	29	4	1	12	46
Net income attributable to Zoetis	126	9	2	66	203
Earnings per common share attributable to Zoetis–diluted(d)	0.25	0.02	—	0.13	0.40

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Twelve Months Ended December 31, 2015
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$4,765	$—	$—	$—	$4,765
Cost of sales(b)	1,738	(9)	—	(62)	1,667
Gross profit	3,027	9	—	62	3,098
Selling, general and administrative expenses(b)	1,532	—	—	(133)	1,399
Research and development expenses(b)	364	(2)	—	(2)	360
Amortization of intangible assets(c)	61	(46)	—	—	15
Restructuring charges and certain acquisition-related costs	320	—	(19)	(301)	—
Interest expense	124	—	—	—	124
Other (income)/deductions–net	81	—	(2)	(94)	(15)
Income before provision for taxes on income	545	57	21	592	1,215
Provision for taxes on income	206	18	(1)	103	326
Net income attributable to Zoetis	339	39	22	489	889
Earnings per common share attributable to Zoetis–diluted(d)	0.68	0.08	0.04	0.97	1.77

	Twelve Months Ended December 31, 2014
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$4,785	$—	$—	$—	$4,785
Cost of sales(b)	1,717	(4)	—	(33)	1,680
Gross profit	3,068	4	—	33	3,105
Selling, general and administrative expenses(b)	1,643	—	—	(136)	1,507
Research and development expenses(b)	396	(2)	—	(1)	393
Amortization of intangible assets(c)	60	(45)	—	—	15
Restructuring charges and certain acquisition-related costs	25	—	(8)	(17)	—
Interest expense	117	—	—	—	117
Other (income)/deductions–net	7	—	—	(18)	(11)
Income before provision for taxes on income	820	51	8	205	1,084
Provision for taxes on income	233	17	3	37	290
Income from continuing operations	587	34	5	168	794
Net loss attributable to noncontrolling interests	4	—	—	—	4
Net income attributable to Zoetis	583	34	5	168	790
Earnings per common share attributable to Zoetis–diluted(d)	1.16	0.07	0.01	0.33	1.57

(a)
Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation

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of similar measures of other companies. Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.
See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1), (2) and (3).
Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)
The consolidated statements of income present the three and twelve months ended December 31, 2015 and 2014. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2015 and 2014.

(2)	Acquisition-related costs include the following:

	Fourth Quarter		Full Year
	2015	2014	2015	2014
Transaction costs(a)	$9	$—	$9	$—
Integration costs(b)	1	3	10	8
Other(c)	—	—	2	—
Total acquisition-related costs—pre-tax	10	3	21	8
Income taxes(d)	1	1	(1)	3
Total acquisition-related costs—net of tax	$9	$2	$22	$5

(a)
Transaction costs represent external costs directly related to acquiring businesses and primarily include expenditures for banking, legal, accounting and other similar services. Included in Restructuring charges and certain acquisition-related costs.

(b)
Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. Included in Restructuring charges and certain acquisition-related costs.

(c)	Included in Other (income) deductions—net.

(d)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate, as well as a tax charge related to the acquisition of certain assets of Abbott Animal Health.

(3) Certain significant items include the following:

	Fourth Quarter		Full Year
	2015	2014	2015	2014
Operational efficiency initiative(a)	$52	$—	$346	$—
Supply network strategy(b)	4	—	27	—
Other restructuring charges and cost-reduction/productivity initiatives(c)	—	13	—	18
Certain asset impairment charges(d)	3	—	5	6
Net gain on sale of assets(e)	—	(2)	—	(5)
Stand-up costs(f)	34	62	118	168
Foreign currency loss related to Venezuela revaluation(g)	93	—	93	—
Other(h)	—	5	3	18
Total certain significant items—pre-tax	186	78	592	205
Income taxes(i)	15	12	103	37
Total certain significant items—net of tax	$171	$66	$489	$168

(a)
For the three months ended December 31, 2015, includes restructuring charges of $30 million related to employee termination costs ($25 million) and asset impairments ($5 million), included in Restructuring charges and certain acquisition-related costs, inventory write-offs of $8 million, included in Cost of sales, accelerated depreciation of $2 million, included in Research and development expenses, and $12 million primarily related to consulting fees included in Selling, general and administrative expenses. For the twelve months ended December 31, 2015, includes restructuring charges of $291 million related to employee termination costs ($253 million) and asset impairments ($38 million), included in Restructuring charges and certain acquisition-related costs, inventory write-offs of $13 million, included in Cost of sales, accelerated depreciation of $2 million, included in Research and development expenses, and $40 million primarily related to consulting fees included in Selling, general and administrative expenses.

(b)
For the three months ended December 31, 2015, includes accelerated depreciation of $1 million, included in Cost of sales, and $3 million primarily related to consulting fees, included in Cost of sales. For the twelve months ended December 31, 2015, includes restructuring charges of $10 million related to employee termination costs ($9 million) and asset impairments ($1 million), included in Restructuring charges and certain acquisition-related costs, accelerated depreciation of $1 million, included in Cost of sales, and $16 million primarily related to consulting fees, included in Cost of sales.

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(c)
Represents charges incurred for restructuring and cost-reduction/productivity initiatives. For the three and twelve months ended December 31, 2014, primarily represents employee severance costs in Europe and our global manufacturing operations. Included in Restructuring charges and certain acquisition-related costs.

(d)
Included in Other (income)/deductions—net. For the three and twelve months ended December 31, 2015, represents impairment charges related to assets held by our joint venture in Taiwan. The twelve months ended December 31, 2015, also includes an impairment of IPR&D assets related to the termination of a canine oncology project. For the twelve months ended December 31, 2014, represents an impairment charge related to an IPR&D project acquired with the FDAH acquisition in 2009.

(e)
For the three months ended December 31, 2014, represents the net gain on the government-mandated sale of certain product rights in Argentina that were acquired with the FDAH acquisition in 2009, included in Other (income)/deductions—net. For the twelve months ended December 31, 2014, primarily represents the Zoetis portion of a net gain on the sale of land by our Taiwan joint venture ($3 million) and the net gain on the government-mandated sale of certain product rights in Argentina that were acquired with the FDAH acquisition in 2009 ($2 million), included in Other (income)/deductions—net.

(f)
Represents certain nonrecurring costs related to becoming an independent public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, and certain legal registration and patent assignment costs. For the three months ended December 31, 2015, included in Cost of sales ($11 million), Selling, general and administrative expenses ($22 million), and Other (income)/deductions—net ($1 million). For the twelve months ended December 31, 2015, included in Cost of sales ($27 million), Selling, general and administrative expenses ($90 million), and Other (income)/deductions—net ($1 million). For the three months ended December 31, 2014, included in Cost of sales ($18 million), Selling, general and administrative expenses ($41 million), and Other (income)/deductions—net ($3 million). For the twelve months ended December 31, 2014, included in Cost of sales ($32 million), Selling, general and administrative expenses ($131 million), and Other (income)/deductions—net ($5 million).

(g)	Represents charges primarily related to the foreign currency losses associated with our Venezuela business.

(h)
The twelve months ended December 31, 2015, represents charges due to unusual investor-related activities. The three months ended December 31, 2014, represents charges due to unusual investor-related activities. For the twelve months ended December 31, 2014, primarily includes a charge associated with a commercial settlement in Mexico ($13 million), partially offset by the insurance recovery ($1 million income), charges due to unusual investor-related activities ($5 million), a pension plan settlement charge related to the divestiture of a manufacturing plant ($4 million), and an insurance recovery of other litigation related charge ($2 million income).

(i)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate. The twelve months ended December 31, 2015, also includes a net tax benefit related to the revaluation of deferred taxes and other deferred tax adjustments.

13 |

ZOETIS INC.
ADJUSTED SELECTED COSTS AND EXPENSES(a)
(UNAUDITED)
(millions of dollars)

			% Change
	Fourth Quarter		(Favorable)/Unfavorable
	2015	2014	Total	Foreign Exchange	Operational
Adjusted cost of sales	$467	$471	(1)%	(3)%	2%
As a percent of revenue	36.7%	35.7%	NA	NA	NA
Adjusted SG&A expenses	390	450	(13)%	(6)%	(7)%
Adjusted R&D expenses	106	122	(13)%	(4)%	(9)%
Adjusted net income attributable to Zoetis	214	203	5%	(24)%	29%

			% Change
	Full Year		(Favorable)/Unfavorable
	2015	2014	Total	Foreign Exchange	Operational
Adjusted cost of sales	$1,667	$1,680	(1)%	(8)%	7%
As a percent of revenue	35.0%	35.1%	NA	NA	NA
Adjusted SG&A expenses	1,399	1,507	(7)%	(7)%	—%
Adjusted R&D expenses	360	393	(8)%	(3)%	(5)%
Adjusted net income attributable to Zoetis	889	790	13%	(11)%	24%

(a)
Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income attributable to Zoetis are defined as the corresponding reported U.S. generally accepted accounting principles (GAAP) income statement line items excluding purchase accounting adjustments, acquisition-related costs, and certain significant items. Reconciliations of certain reported to adjusted information for the three and twelve months ended December 31, 2015 and 2014 are provided in the materials accompanying this report. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items.

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ZOETIS INC.
2016 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	As provided on November 3, 2015	January EC Tax Matter(a)	Foreign Exchange and Venezuela(b)	Other	Updated Full Year 2016
Revenue	$4,750 to $4,875		($125)	$25	$4,650 to $4,775
Operational growth	3% to 5%				2% to 4%
Adjusted cost of sales as a percentage of revenue(c)	33% to 34%				33% to 34%
Adjusted SG&A expenses(c)	$1,310 to $1,360		($35)	($25)	$1,250 to $1,300
Adjusted R&D expenses(c)	$360 to $380				$360 to $380
Adjusted interest expense and other (income)/deductions(c)	Approximately $150				Approximately $150
Adjusted EBIT margin(c)	Approximately 31%				Approximately 31%
Effective tax rate on adjusted income(c)	Approximately 28%				Approximately 33%
Adjusted diluted EPS(c)	$1.84 to $1.94	($0.13)	($0.06)	$0.06	$1.71 to $1.81
Adjusted net income(c)	$925 to $975	($65)	($30)	$25	$855 to $905
Operational growth	14% to 20%				6% to 12%
Certain significant items(d) and acquisition-related costs	$130 to $180			($60)	$70 to $120
Reported diluted EPS	$1.50 to $1.68	($0.24)	($0.06)	$0.10	$1.30 to $1.48
A reconciliation of 2016 adjusted net income and adjusted diluted EPS guidance to 2016 reported net income attributable to Zoetis and reported diluted EPS attributable to Zoetis common shareholders guidance follows:

Full-Year 2016 Guidance
(millions of dollars, except per share amounts)	Net Income	Diluted EPS
Adjusted net income/diluted EPS(c) guidance	~$855 - $905	~$1.71 - $1.81
Purchase accounting adjustments	~(60)	~(0.12)
Certain significant items(d) and acquisition-related costs	~(105 - 145)	~(0.21 - 0.29)
Reported net income attributable to Zoetis/diluted EPS guidance	~$650 - $740	~$1.30 - $1.48

(a)
Reflects the impact of the European Commission decision regarding Belgium tax rulings, as announced in January 2016. The reported diluted EPS impact includes $55 million of one-time charges, in addition to the $65 million impact to adjusted net income.

(b)	Reflects the impact of changes to foreign exchange rates underlying prior guidance and late January 2016 foreign exchange rates.

(c)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. generally accepted accounting principles (GAAP) net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted selling, general and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, adjusted interest expense and adjusted other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Adjusted earnings before interest and taxes (EBIT) is defined as reported EBIT excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(d)
Primarily includes certain nonrecurring costs related to restructuring and other charges for the operational efficiency initiative and supply network strategy, becoming an independent public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, and certain legal registration and patent assignment costs.

15 |

ZOETIS INC.
2017 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	As provided on November 3, 2015	January EC Tax Matter(a)	Foreign Exchange and Venezuela(b)	Other	Updated Full Year 2017
Revenue	$5,025 to $5,225		($150)	$75	$4,950 to $5,150
Operational growth	4% to 9%				5% to 9%
Adjusted cost of sales as a percentage of revenue(c)	32% to 33%				32% to 33%
Adjusted SG&A expenses(c)	$1,270 to $1,360		($40)	($10)	$1,220 to $1,310
Adjusted R&D expenses(c)	$360 to $380				$360 to $380
Adjusted interest expense and other (income)/deductions(c)	Approximately $150				Approximately $150
Adjusted EBIT margin(c)	Approximately 34%				Approximately 34%
Effective tax rate on adjusted income(c)	Approximately 28%				Approximately 30%
Adjusted diluted EPS(c)	$2.24 to $2.38	($0.06)	($0.08)	$0.08	$2.18 to $2.32
Adjusted net income(c)	$1,125 to $1,195	($30)	($40)	$35	$1,090 to $1,160
Operational growth	18% to 26%				24% to 32%
Certain significant items(d) and acquisition-related costs	$50 to $80				$50 to $80
Reported diluted EPS	$2.04 to $2.22	($0.06)	($0.08)	$0.05	$1.95 - $2.13

A reconciliation of 2017 adjusted net income and adjusted diluted EPS guidance to 2017 reported net income attributable to Zoetis and reported diluted EPS attributable to Zoetis common shareholders guidance follows:

Full-Year 2017 Guidance
(millions of dollars, except per share amounts)	Net Income	Diluted EPS
Adjusted net income/diluted EPS(c) guidance	~$1,090 - $1,160	~$2.18 - $2.32
Purchase accounting adjustments	~(60)	~(0.12)
Certain significant items(d) and acquisition-related costs	~(35 - 55)	~(0.07 - 0.11)
Reported net income attributable to Zoetis/diluted EPS guidance	~$975 - $1,065	~$1.95 - $2.13

(a)	Reflects the impact of the European Commission decision regarding Belgium tax rulings, as announced in January 2016.

(b)	Reflects the impact of changes to foreign exchange rates underlying prior guidance and late January 2016 foreign exchange rates.

(c)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. generally accepted accounting principles (GAAP) net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted selling, general and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, adjusted interest expense, adjusted other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Adjusted earnings before interest and taxes (EBIT) is defined as reported EBIT excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(d)
Primarily includes certain nonrecurring costs related to restructuring and other charges for the operational efficiency initiative and supply network strategy, becoming an independent public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, and certain legal registration and patent assignment costs.

16 |

ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2015	2014	Total	Foreign Exchange	Operational
Revenue:
Livestock	$803	$904	(11)%	(10)%	(1)%
Companion Animal	457	405	13%	(6)%	19%
Contract Manufacturing	14	11	27%	(14)%	41%
Total Revenue	$1,274	$1,320	(3)%	(9)%	6%

U.S.
Livestock	$348	$368	(5)%	—%	(5)%
Companion Animal	288	221	30%	—%	30%
Total U.S. Revenue	$636	$589	8%	—%	8%

International
Livestock	$455	$536	(15)%	(17)%	2%
Companion Animal	169	184	(8)%	(14)%	6%
Total International Revenue	$624	$720	(13)%	(16)%	3%

Livestock:
Cattle	$479	$540	(11)%	(10)%	(1)%
Swine	173	199	(13)%	(9)%	(4)%
Poultry	126	140	(10)%	(10)%	—%
Other	25	25	—%	(19)%	19%
Total Livestock Revenue	$803	$904	(11)%	(10)%	(1)%

Companion Animal:
Horses	$45	$55	(18)%	(5)%	(13)%
Dogs and Cats	412	350	18%	(7)%	25%
Total Companion Animal Revenue	$457	$405	13%	(6)%	19%

(a)	Beginning in the second quarter of 2015, we changed our segment reporting structure. The prior period presentation has been revised to reflect the new segment reporting structure.
Certain amounts and percentages may reflect rounding adjustments.

17 |

ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	Full Year		% Change
	2015	2014	Total	Foreign Exchange	Operational
Revenue:
Livestock	$2,958	$3,103	(5)%	(9)%	4%
Companion Animal	1,756	1,632	8%	(6)%	14%
Contract Manufacturing	51	50	2%	(9)%	11%
Total Revenue	$4,765	$4,785	—%	(8)%	8%

U.S.
Livestock	$1,251	$1,163	8%	—%	8%
Companion Animal	1,077	896	20%	—%	20%
Total U.S. Revenue	$2,328	$2,059	13%	—%	13%

International
Livestock	$1,707	$1,940	(12)%	(15)%	3%
Companion Animal	679	736	(8)%	(15)%	7%
Total International Revenue	$2,386	$2,676	(11)%	(15)%	4%

Livestock:
Cattle	$1,680	$1,747	(4)%	(9)%	5%
Swine	668	695	(4)%	(9)%	5%
Poultry	525	568	(8)%	(9)%	1%
Other	85	93	(9)%	(16)%	7%
Total Livestock Revenue	$2,958	$3,103	(5)%	(9)%	4%

Companion Animal:
Horses	$162	$182	(11)%	(6)%	(5)%
Dogs and Cats	1,594	1,450	10%	(7)%	17%
Total Companion Animal Revenue	$1,756	$1,632	8%	(6)%	14%

(a)	Beginning in the second quarter of 2015, we changed our segment reporting structure. The prior period presentation has been revised to reflect the new segment reporting structure.
Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
CONSOLIDATED REVENUE BY KEY INTERNATIONAL MARKETS
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2015	2014	Total	Foreign Exchange	Operational
Total International	$624	$720	(13)%	(16)%	3%
Australia	35	48	(27)%	(18)%	(9)%
Brazil	65	93	(30)%	(40)%	10%
Canada	55	60	(8)%	(14)%	6%
China	29	27	7%	(7)%	14%
France	31	37	(16)%	(10)%	(6)%
Germany	34	43	(21)%	(12)%	(9)%
Italy	24	27	(11)%	(15)%	4%
Japan	26	26	—%	(10)%	10%
Mexico	20	22	(9)%	(26)%	17%
Spain	26	23	13%	(15)%	28%
United Kingdom	46	44	5%	(3)%	8%
Other Developed	77	84	(8)%	(12)%	4%
Other Emerging	156	186	(16)%	(13)%	(3)%

	Full Year		% Change
	2015	2014	Total	Foreign Exchange	Operational
Total International	$2,386	$2,676	(11)%	(15)%	4%
Australia	144	173	(17)%	(17)%	—%
Brazil	250	310	(19)%	(30)%	11%
Canada	172	191	(10)%	(13)%	3%
China	123	107	15%	(2)%	17%
France	108	151	(28)%	(13)%	(15)%
Germany	120	150	(20)%	(16)%	(4)%
Italy	90	104	(13)%	(16)%	3%
Japan	101	104	(3)%	(14)%	11%
Mexico	75	84	(11)%	(18)%	7%
Spain	86	91	(5)%	(18)%	13%
United Kingdom	168	166	1%	(8)%	9%
Other Developed	288	326	(12)%	(14)%	2%
Other Emerging	661	719	(8)%	(10)%	2%
Certain amounts and percentages may reflect rounding adjustments.

19 |

ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2015	2014	Total	Foreign Exchange	Operational
U.S.:
Revenue	$636	$589	8%	—%	8%
Cost of Sales	152	138	10%	—%	10%
Gross Profit	484	450	8%	—%	8%
Gross Margin	76.1%	76.4%
Operating Expenses	115	123	(7)%	—%	(7)%
Other (income)/deductions	(1)	—	*	*	*
U.S. Earnings	$370	$327	13%	—%	13%

International:
Revenue	$624	$720	(13)%	(16)%	3%
Cost of Sales	235	263	(11)%	(14)%	3%
Gross Profit	389	457	(15)%	(18)%	3%
Gross Margin	62.3%	63.5%
Operating Expenses	147	195	(25)%	(13)%	(12)%
Other (income)/deductions	(8)	(3)	*	*	*
International Earnings	$250	$265	(6)%	(20)%	14%

Total Reportable Segments	$620	$592	5%	(9)%	14%

Other business activities(b)	(85)	(94)	(10)%
Reconciling Items:
Corporate(c)	(214)	(170)	26%
Purchase accounting adjustments(d)	(16)	(13)	23%
Acquisition-related costs(e)	(10)	(3)	*
Certain significant items(f)	(186)	(78)	*
Other unallocated(g)	(40)	(79)	(49)%
Total Earnings(h)	$69	$155	(55)%
* Calculation not meaningful

(a)
Beginning in the second quarter of 2015, we changed our segment reporting structure and recategorized certain costs that are not allocated to our operating segments. The prior period presentation has been revised to reflect the new segment reporting structure.

(b)	Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business.

(c)	Corporate includes, among other things, administration expenses, interest expense, certain compensation and other costs not charged to our operating segments.

(d)	Purchase accounting adjustments include certain charges related to intangible assets and property, plant and equipment not charged to our operating segments.

(e)
Acquisition-related costs can include costs associated with acquiring, integrating and restructuring newly acquired businesses, such as transaction costs, integration costs, restructuring charges and additional depreciation associated with asset restructuring.

(f)
Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain costs related to becoming an independent public company, restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with the operational efficiency initiative, certain legal and commercial settlements, and the impact of divestiture-related gains and losses.

(g)	Includes overhead expenses associated with our manufacturing and supply operations not directly attributable to an operating segment, as well as procurement costs.

(h)	Defined as income before provision for taxes on income.

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Certain amounts and percentages may reflect rounding adjustments.

21 |

ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	Full Year		% Change
	2015	2014	Total	Foreign Exchange	Operational
U.S.:
Revenue	$2,328	$2,059	13%	—%	13%
Cost of Sales	551	482	14%	—%	14%
Gross Profit	1,777	1,577	13%	—%	13%
Gross Margin	76.3%	76.6%
Operating Expenses	389	401	(3)%	—%	(3)%
Other (income)/deductions	(2)	—	*	*	*
U.S. Earnings	$1,390	$1,176	18%	—%	18%

International:
Revenue	$2,386	$2,676	(11)%	(15)%	4%
Cost of Sales	873	964	(9)%	(11)%	2%
Gross Profit	1,513	1,712	(12)%	(17)%	5%
Gross Margin	63.4%	64.0%
Operating Expenses	570	685	(17)%	(14)%	(3)%
Other (income)/deductions	2	2	—%	(43)%	43%
International Earnings	$941	$1,025	(8)%	(18)%	10%

Total Reportable Segments	$2,331	$2,201	6%	(8)%	14%

Other business activities(b)	(293)	(318)	(8)%
Reconciling Items:
Corporate(c)	(606)	(559)	8%
Purchase accounting adjustments(d)	(57)	(51)	12%
Acquisition-related costs(e)	(21)	(8)	*
Certain significant items(f)	(592)	(205)	*
Other unallocated(g)	(217)	(240)	(10)%
Total Earnings(h)	$545	$820	(34)%
* Calculation not meaningful

(a)
Beginning in the second quarter of 2015, we changed our segment reporting structure and recategorized certain costs that are not allocated to our operating segments. The prior period presentation has been revised to reflect the new segment reporting structure.

(b)	Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business.

(c)	Corporate includes, among other things, administration expenses, interest expense, certain compensation and other costs not charged to our operating segments.

(d)	Purchase accounting adjustments include certain charges related to intangible assets and property, plant and equipment not charged to our operating segments.

(e)
Acquisition-related costs can include costs associated with acquiring, integrating and restructuring newly acquired businesses, such as transaction costs, integration costs, restructuring charges and additional depreciation associated with asset restructuring.

(f)
Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain costs related to becoming an independent public company, restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with the operational efficiency initiative, certain legal and commercial settlements, and the impact of divestiture-related gains and losses.

(g)	Includes overhead expenses associated with our manufacturing and supply operations not directly attributable to an operating segment, as well as procurement costs.

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(h)	Defined as income before provision for taxes on income.
Certain amounts and percentages may reflect rounding adjustments.

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